                                                                   Exhibit 10(s)



                                             John D. Well
                                             President
                                             Clayton Management Company
                                             200 N. Broad Street, Suite 825
                                             St. Louis, MO 63102-2753


John Lauer
1850 North Park Boulevard
Shaker Heights, Ohio 44118-4939

December 17, 1997


Dear John:

I am pleased to advise you, on behalf of the Compensation Subcommittee of the Board of Directors of Oglebay Norton Company and on behalf of the entire Board, that the proposed Employment Agreement you and I have been discussing has been unanimously approved, both by the Subcommittee and by the entire Board. Welcome aboard!

The Directors reacted favorable to the somewhat unusual compensation package that is central to the Employment Agreement. They appreciated the fact that your reward will be very directly related to increases in shareholder value over time and they recognize that, if that value increases dramatically, the total value of the compensation to you under the Employment Agreement will be proportionately dramatic. As you and I have discussed, the compensation package contained in the Employment Agreement is intended to provide all of your compensation during your anticipated tenure with the Company. The Directors asked me to confirm, by this letter, that you share my understanding on this point. I would appreciate it if you would indicate that you do share that understanding by signing the extra copy of this letter on the line provided.

John, all of us on the Board are delighted that you will be leading the Company in the years ahead. I have enjoyed the process we have just been through and I look forward to working with you in the future.

Sincerely,


John D. Weil


/s/ John D. Weil
---------------------------------------------
I share your understanding with regard to the
compensation package in the Employment
Agreement.


/s/ John Lauer
----------------------------------------------
John Lauer
December 17, 1997


                                      I-58